Exhibit 4.5
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of the capital stock of EverCommerce Inc. (the “Company”, “we”, “us”, and “our”) and certain provisions of our amended and restated certificate of incorporation (“Charter”) and our amended and restated bylaws (“Bylaws”) is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by reference to the full text of the Charter and Bylaws, copies of which have been filed with the Securities and Exchange Commission (“SEC”). You are encouraged to read the applicable provisions of Delaware law, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value of $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share. Unless the board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. We urge you to read our Charter and Bylaws.

Common stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation, dissolution, or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment or provision for payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, from time to time to issue preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers (including voting powers), preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock.

Anti-takeover provisions
Provisions in our Charter and Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law
Our Charter contains a provision opting out of Section 203 of the Delaware General Corporation Law (“DGCL”). However, our Charter contains provisions that are similar to Section 203. Specifically, our Charter provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless:
•prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•at or subsequent to that time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, consolidation involving us and the “interested stockholder” or other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is generally any who is the owner of 15% or more of our outstanding voting stock and the affiliates and associates of such person. In our Charter, Providence Strategic Growth Capital Partners L.L.C. (“Providence Strategic Growth”) and Silver Lake Alpine, L.P. and Silver Lake Alpine (“Offshore”), L.P. (collectively, “Silver Lake”) or any of the respective Permitted Sponsor Transferees (as defined in the Stockholders’ Agreement between the Company and entities affiliated with Providence Strategic Growth and Silver Lake (the “Sponsor Stockholders Agreement”)), affiliates or associates of the foregoing, including any investment funds managed by such persons or any other person with who many of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our capital stock are excluded from the definition of “interested stockholder.” For purposes of this section only, “voting stock” has the meaning given to it in our Charter.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a period of three years. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our Charter provides that certain of the parties to our Stockholders Agreement and their respective affiliates, and any group as to which such persons are a party, will not be deemed to be “interested stockholders” for purposes of this provision.

Charter and Bylaws
Our Charter and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Classified board
Our Charter further provides that, subject to the rights of the holders of any series of Preferred Stock to elect directors, our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Our Charter provides that, subject to the rights of the holders of any series of Preferred Stock, directors may be removed at any time with or without cause upon the affirmative vote of the holders of capital stock representing a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon; provided, however, that at any time from and after Providence Strategic Growth and Silver Lake first beneficially own, in the aggregate, less than the majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, directors may only be removed for cause and only upon the affirmative vote of a majority of the holders of capital stock representing the voting power of our outstanding shares of capital stock entitled to vote thereon. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer.

Board of directors vacancies: size of the board
Our Charter provides that, subject to the rights of the holders of any series of preferred stock to elect directors and subject to the Sponsor Stockholders Agreement as well as the Stockholders Agreement between the Company and Eric Remer (the “Remer Agreement” and, together with the Sponsor Stockholders Agreement, the “Stockholders Agreements”), vacant directorships, including newly created seats, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Our Charter provides that, subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the Stockholders Agreements, the number of directors constituting our board of directors will be fixed exclusively by one or more resolutions adopted from time to time by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Stockholder action; special meeting of stockholders
Our Charter provides that, at any time when the parties to our Sponsor Stockholders Agreement beneficially own, in the aggregate, at least a majority of the voting power of our outstanding capital stock, our stockholders may take action by consent without a meeting, and at such time when the parties to our Sponsor Stockholders Agreement first beneficially own, in the aggregate, less than the majority of the voting power of our outstanding capital stock, our stockholders may not take action by written consent, but may only take action at a meeting of stockholders. As a result, following the time when Providence Strategic Growth and Silver Lake beneficially own, in the aggregate, less than the majority of the voting power of our outstanding capital stock a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Charter further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our chief executive officer, as applicable, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations
Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the timing, form and content of a stockholder’s notice. These provisions do not apply to the parties to each of our Stockholders Agreements so long as each such Stockholders Agreement remains in effect. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No cumulative voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Amendment of Charter and Bylaws provisions
Amendments to certain provisions of our Charter require the approval of 66 2/3% of the voting power of our outstanding capital stock. Our Bylaws provide that approval of stockholders holding 66 2/3% of the voting power of our outstanding capital stock is required for stockholders to amend or adopt any provision of our Bylaws.

Issuance of undesignated preferred stock
Our board of directors has the authority, without further action by our stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive forum
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Our Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Corporate opportunity doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter, to the fullest extent permitted from time to time by Delaware law, renounces all interest or expectancy that we otherwise would have in, and all rights to be offered an opportunity to participate in, any business opportunity that are from time to time may be presented to Providence Strategic Growth, Silver Lake or their affiliates (other than us and our subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also our employee or an employee of our subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries (each such person, an “exempt person”). Our Charter provides that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with us or our subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our Charter, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Limitations on liability and indemnification matters
Our Charter empowers us to provide rights to indemnification and advancement to our current and former officers, directors, employees and agents, and our Bylaws provide that we will indemnify any director officer, to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. Further, pursuant to our indemnification agreements and directors’ and officers’ liability insurance, our directors and executive officers are indemnified and insured against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “EVCM.

Transfer agent and registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.